EXHIBIT 5.1

[Hogan & Hartson L.L.P. Letterhead]

December 16, 2002

Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606

Ladies and Gentlemen:

     We are acting as counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 12,769,430 additional common shares of beneficial interest, $.01 par value per share, of the Company (the “Shares”) issuable under the Company’s 1997 Share Option and Share Award Plan, as amended (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	A copy of the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Declaration of Trust of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Declaration of Trust”).

4.	The Second Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Equity Office Properties Trust
December 16, 2002

5.	Resolutions of (a) the Board of Trustees of the Company (the “Board”) adopted on May 5, 1997, March 30, 1998, May 15, 1998, September 18, 1998, May 22, 2002 and November 14, 2002 and (b) the Compensation and Option Committee of the Board adopted on May 22, 2002, relating to Board approval and adoption of the Plan and the issuance and sale of the Shares under the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	Resolutions of the shareholders of the Company adopted on June 12, 1997 and May 15, 1998, relating to shareholder approval of the Plan as originally adopted and Amendment No. 1 thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” and “Maryland General Corporation Law, as amended” include the applicable statutory provisions contained therein and all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Equity Office Properties Trust
December 16, 2002

     Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.